PRESS RELEASE

SpectraScience Acquires Luma Imaging Corporation

November 8, 2007

San Diego, CA SpectraScience, Inc. (SCIE.OB) announced today that it has acquired all of the shares of Luma Imaging Corporation.

Luma™ has developed and received FDA approval for an optical non-invasive diagnostic imaging system that is proven to more effectively detect cervical cancer precursors than using conventional means alone (i.e., colposcopy). The Company’s LUMA™ Cervical Imaging System utilizes a single-use disposable probe and requires little additional training as it leverages clinicians’ existing skill sets. When used as an adjunct to colposcopy, LUMA™ detects significantly more high-grade cervical cancer precursors than colposcopy alone. Clinical trials comprised of over 3,000 women have demonstrated LUMA™’s ability to detect over 25% more atypical squamous cells of undetermined significance and low-grade squamous intraepithelial lesion (ASCUS/LSIL) cancer cell precursors than colposcopy alone. These findings often show up as mild abnormalities on Pap tests. LUMA™ received FDA approval as an adjunct to colposcopy in March 2006.

The acquisition was accounted for as an exchange of the shares of both companies and includes substantial inventory and the worldwide application for 51 patents, 28 of which have issued, with a Notice of Allowance from the U.S. Patent and Trademark Office on two additional applications and 21 patents that are pending.

SpectraScience has developed a multi-patented and proprietary WavSTATTM Optical Biopsy System that is used by physicians to diagnose tissue to determine if it is normal, pre-cancerous, or cancerous within seconds.  The WavSTAT TM System is currently approved by the FDA for use in detecting pre-cancer and cancer in the colon.  A new application for detecting pre-cancers in the throat, sometimes called Barrett’s esophagus, is being tested in a clinical trial. Cancer of the esophagus is more than 90% fatal and may develop as a result of chronic heartburn or GERD. Esophageal cancer is growing five times faster than all other cancers.

Jim Hitchin SpectraScience’s’ CEO said, “This acquisition gives us two FDA approved devices for the early detection of colon and cervical cancers. Completion of our Barrett’s esophagus trial and FDA approval will give us yet another early cancer detection application. We hope to launch other applications, such as early detection of lung cancer, using our optical technology in the near future.”

This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that may cause SpectraScience’s actual results to differ materially from the results discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, the Form 10-KSB and in SpectraScience’s other reports filed with the Securities and Exchange Commission (“SEC”) that attempt to advise interested parties of the risks and factors that may affect SpectraScience’s business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-KSB and other documents.

For further information contact Jim Hitchin at (858) 847-0200. www.spectrascience.com